As filed with the Securities and Exchange Commission on June 23, 2017.

Registration No.  333-196026

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

TARGET CORPORATION

(Exact name of Registrant as specified in its charter)

Minnesota	41-0215170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Nicollet Mall, Minneapolis, Minnesota	55403
(Address of principal executive offices)	(Zip Code)

TARGET CORPORATION VENTURES 401(K) PLAN

(Full title of the plan)

Cathy R. Smith

Executive Vice President and Chief Financial Officer

Target Corporation

1000 Nicollet Mall

Minneapolis, Minnesota 55403-2467

(612) 304-6073

(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TARGET CORPORATION

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Target Corporation (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 16, 2014 (Registration Statement No. 333-196026 and referred to herein as the “Prior Registration Statement”) with respect to shares of the Company’s common stock, par value $.0833 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Target Corporation Ventures 401(k) Plan (the “Plan”). The Prior Registration Statement registered 150,000 shares of Common Stock. The Prior Registration Statement also registered an indeterminate amount of interests to be offered or sold pursuant to the Plan.

Pursuant to the undertakings contained in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unissued at the termination of the offering, the Company is filing this post-effective amendment to the Prior Registration Statement to deregister, and does hereby remove from registration, 149,506 shares of Common Stock and all Plan participation interests that had been registered under the Prior Registration Statement that remain unissued as of the date hereof.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 23rd day of June, 2017.

TARGET CORPORATION

By	/s/ Cathy R. Smith
Cathy R. Smith
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 23rd day of June, 2017.

TARGET CORPORATION VENTURES 401(K) PLAN

By	/s/ Cathy R. Smith
Cathy R. Smith
Executive Vice President and Chief Financial Officer On behalf of Target Corporation as Plan Administrator